Exhibit 10.10.1

                              ADDENDUM TO AGREEMENT
                              ---------------------

          ADDENDUM TO AGREEMENT made as of June 15, 2000, by and between EQUIDYNE CORPORATION, formerly American Electromedics Corp., a Delaware corporation (hereinafter referred to as the "Company"), and MICHAEL T. PIENIAZEK (hereinafter referred to as the "Executive") (the "June Agreement").

                              W I T N E S S E T H :
                               - - - - - - - - - -

          WHEREAS, the Executive and the Company have entered into an Amended and Restated Employment Agreement, dated as of the 1st day of January, 2000 (the "Employment Agreement") ;

          WHEREAS, the Executive and the Company entered into the June Agreement to give the Executive the right to terminate the Employment Agreement at an earlier date and to provide for certain payments and other benefits to the Executive upon termination of his employment; and

          WHEREAS, the parties wish to enter into this Addendum to Agreement in order to provide for future payments to the Executive and to clarify the Executive's Departure Date;

          NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

          1. Section 1 of the June Agreement is amended to change the Departure Date to a date chosen by the Executive in his discretion, but no later than February 28, 2001.

          2. The second sentence of Section 2.1 (a) of the June Agreement is deleted in its entirety and is replaced by the following: "The Company shall pay the Executive a Profits Bonus for the Fiscal Year 2001 pursuant to Section
4.02 of the Employment Agreement, provided, however, that such Profits Bonus shall not exceed $500,000. Since the Executive's Departure Date will in all events occur prior to the end of Fiscal Year 2001, the Profits Bonus payable to the Executive, after the Executive is paid the partial payment discussed in the following sentence, shall equal the amount of the Profits Bonus that the Executive would have been entitled to receive for Fiscal Year 2001 if he had been employed by the Company under the Employment Agreement during the entire Fiscal Year 2001, multiplied by a fraction, the numerator of which shall be the number of days during Fiscal Year 2001 that Executive was employed by the


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Company and the denominator of which shall be three hundred and sixty-five
(365).

          In addition, if during Fiscal Year 2001 the Company disposes of, in any fashion or manner, shares of Rosch AG Medizintechnik ("Rosch") held by the Company as of July 31, 2000, and receives net proceeds in excess of $5,000,000, regardless of whether such proceeds may be in cash, stock, other negotiable securities or a credit from Rosch or a combination thereof, then the Company shall pay the Executive an amount of $250,000 in cash, representing partial payment of the Profits Bonus for Fiscal Year 2001. The Company shall pay said amount to the Executive within 10 days of its receipt of the net proceeds or credit upon such disposition.

          If at any time prior to July 31, 2001 there is a "change of control" of the Company (as defined in Section 6.06 of the Employment Agreement), then the maximum amount ($275,000 for Fiscal Year 2000 and $785,000 for Fiscal Year
2001) of the Profits Bonus pursuant to Section 4.02 of the Employment Agreement for Fiscal Years 2000 and 2001, less any amounts of the Profits Bonus previously paid to the Executive pursuant to this Agreement, shall be payable in cash within 10 days after the "change of control" of the Company shall be deemed to have occurred."

          3. Except as modified and amended herein, the terms and conditions of the June Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Addendum to Agreement as of September 1, 2000.

                                        EQUIDYNE CORPORATION


                                        By:
                                           ------------------------------------
                                           Joseph R. Nelson
                                           Chief Executive Officer




                                           ------------------------------------
                                           Michael T. Pieniazek